Exhibit 99.1

Tandy	Investor Relations
Rod McGeachy	Beacon Street Group
President and Chief Executive Officer	Kenneth E. Pieper
214-519-5200	972-618-6924
Tandy Reports Fiscal 2010 Second Quarter Earnings Results
•	Net sales increase 13% over Q2 last year to $48.4 million

•	First half net sales increase 10% to $85.5 million

•	Adjusted EBITDA up 106% over Q2 last year and 227% over first half 2009
Dallas, Texas (February 11, 2010) — Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for the second fiscal quarter ended December 31, 2009.
Tandy reported net sales of $48.4 million for the fiscal 2010 quarter ended December 31, 2009, a 13 percent increase over net sales of $42.9 million for the second quarter of fiscal 2009. Tandy also reported earnings before interest, taxes, depreciation and amortization, and certain acquisition related items (Adjusted EBITDA) of $3.6 million for the fiscal 2010 second quarter, compared to $1.8 million in fiscal 2009.
The company reported net income of $6.8 million, or $0.95 per diluted share, for the quarter ended December 31, 2009. In fiscal 2009, the company reported second quarter net income of $952,000, or $0.14 per share. In addition to posting healthy gains in Adjusted EBITDA, Tandy’s fiscal 2010 net income includes a pretax gain of $339,000 associated with the sale of a warehouse in Yoakum, Texas, and an income tax benefit of $4.4 million from recognizing net operating loss carrybacks as a result of recent tax law changes. Excluding these items, Tandy reported adjusted net income of $2.0 million, or $0.28 per diluted share, for the quarter ended December 31, 2009.
For the six months of fiscal 2010, Tandy reported net sales of $85.5 million, a 10 percent increase over net sales of $77.6 million in the first six months of fiscal 2009. The company reported Adjusted EBITDA of $4.7 million for the first six months of fiscal 2010 compared to Adjusted EBITDA of $1.4 million for the first six months of fiscal 2009, an improvement of $3.3 million.
Net income for the first six months of fiscal 2010 was $7.9 million, or $1.11 per diluted share, compared to a net loss of $328,000, or $0.05 loss per share, for the first six months of fiscal 2009. The fiscal 2010 results include $4.8 million from asset sales and the income tax carrybacks referenced above and a bargain purchase gain of $1.4 million associated with the acquisition of certain assets of the Chambers Belt Company in July 2009. Excluding these items, the company reported adjusted net income of $2.2 million, or $0.31 per diluted share.

Review of Results
“We’re very pleased with our first half results and the improvement in both top- and bottom-line performance. The fact that net sales, Adjusted EBITDA, and net income all improved in a challenging retail environment reflects that our management strategies are working,” said Rod McGeachy, President and Chief Executive Officer of Tandy. “Moreover, our retail partners have indicated that our products are performing well in their respective categories; thus our design and merchandising strategies are also on target.”
Net sales of the accessories segment (predominately, belts and small leather goods) were $34.8 million in the quarter, a 28 percent increase over fiscal 2009 results, largely driven by gains in Chambers belt sales. Gifts segment net sales were $13.5 million, a 14 percent decline from prior year second quarter results, primarily due to the timing of sales between the first and second quarters of each year. Gifts segment year-to-date net sales declined 2 percent from $19.2 million to $18.9 million.
The gross margin percentage in the second quarter of fiscal 2010 was 35.8 percent versus a gross margin of 36.7 percent in the second quarter of fiscal 2009. The small decline was due primarily to a shift in product mix to lower price point items. Gross margins in the gifts segment improved to 39.4 percent versus 34.3 percent in fiscal 2009, primarily reflecting improved product sourcing. Tandy’s operating margin percentage for the quarter improved to 5.3 percent versus 2.8 percent in fiscal 2009.
“Our constant focus on expense reduction is paying off. We are becoming a more efficient organization evidenced by our lower selling, general and administrative expenses as a percentage of net sales,” said Mr. McGeachy. “We will continue our relentless focus on expense management into next year. With the recently announced consolidation of our Yoakum, Texas distribution operations into our distribution facility in Dallas, combined with the relocation of our corporate headquarters into that facility, we expect to save an additional $4 to $5 million annually.”
Financial Position
At the end of the second quarter, the company had $2.7 million in cash and borrowings of $8.4 million. Since the end of the quarter, Tandy reduced its outstanding borrowings to $3.9 million.
Inventory as of December 31, 2009 was $26.6 million, a significant decline from $38.6 million as of December 31, 2008. This decline reflects operational improvements from the introduction of Product Lifecycle Management processes earlier in calendar 2009, which eliminated a large number of slow-moving products and established processes to more effectively manage inventory levels going forward.

Outlook
“The economic outlook is still rather uncertain. Our retail partners continue to maintain a very conservative approach to inventory replenishment and store expansion,” said Mr. McGeachy. “Nonetheless, we believe we are well positioned for growth and reiterate our guidance of 8 to 12 percent sales growth for fiscal 2010 with significant improvements in profitability compared to year-ago results.”
“We have made great strides this year in strengthening our balance sheet and improving our liquidity. These improvements give us a competitive edge in the marketplace as we continue to look for strategic opportunities to build our forward momentum,” said Mr. McGeachy.
Conference Call
Tandy has scheduled a conference call for 4:30 p.m. ET on February 11, 2010. Parties interested in participating in the conference call may dial-in at 877-407-8035, while international callers may dial-in at 201-689-8035. A replay of the call will be available through February 28, 2010 and can be accessed by dialing 877-660-6853, or 201-612-7415 for international callers, and entering account number 286 and conference ID number 343676. A live webcast of the conference call will be broadcast at www.InvestorCalendar.com.
About Tandy
Tandy is a leading designer and marketer of branded men’s, women’s and children’s accessories (including belts, small leather goods, eyewear, neckwear, and sporting goods) and gifts. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2009	2008	2009	2008
Net sales	$48,355	$42,944	$85,548	$77,561

Cost of goods sold	31,041	27,183	54,005	49,790

Gross margin	17,314	15,761	31,543	27,771

Selling, general and administrative expenses	14,034	14,106	27,228	26,535
Depreciation and amortization	703	474	1,380	1,043
Acquisition transaction costs	—	—	289	—

Total operating expenses	14,737	14,580	28,897	27,578

Operating income	2,577	1,181	2,646	193

Interest expense	(418)	(220)	(686)	(368)
Other income	347	103	383	192
Acquisition bargain purchase gain	—	—	1,379	—

Income before income taxes	2,506	1,064	3,722	17

Income taxes (benefit)	(4,303)	112	(4,190)	345

Net income (loss)	$6,809	$952	$7,912	$(328)

Income (loss) per common share	$0.98	$0.14	$1.14	$(0.05)

Income (loss) per common share assuming dilution	$0.95	$0.14	$1.11	$(0.05)

Common shares outstanding	6,930	6,934	6,930	6,961

Common shares outstanding assuming dilution	7,136	7,040	7,126	6,961

Cash dividends declared per common share	$—	$—	$—	$0.04

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	December 31	June 30
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$2,676	$3,670
Accounts receivable	29,355	19,566
Refundable income taxes	4,439	—
Inventories	26,648	23,022
Other current assets	6,768	8,282

Total current assets	69,886	54,540

Property and equipment	7,322	3,776

Other assets:
Intangibles	6,352	2,742
Other assets	971	908

Total other assets	7,323	3,650

	$84,531	$61,966

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$13,900	$9,369
Accrued expenses	6,339	8,056
Acquisition earn-out	2,396	—
Note payable	8,351	—

Total current liabilities	30,986	17,425

Other liabilities	3,230	2,825

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 7,058 shares and 7,037 shares issued and outstanding	7,058	7,037
Additional paid-in capital	35,042	34,867
Retained earnings (deficit)	7,856	(56)
Other comprehensive income	1,483	984
Shares held by Benefit Restoration Plan Trust	(1,124)	(1,116)

Total stockholders’ equity	50,315	41,716

	$84,531	$61,966

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)
Our Adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition related items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company’s performance. Not all companies utilize identical calculations; therefore, our presentation of Adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles (“GAAP”). The following table reconciles our GAAP net income (loss) to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2009	2008	2009	2008
Net income (loss)	$6,809	$952	$7,912	$(328)
Income taxes	(4,303)	112	(4,190)	345
Interest expense	418	220	686	368
Depreciation and amortization	706	479	1,387	1,056
Acquisition bargain purchase gain	—	—	(1,379)	—
Acquisition transaction costs	—	—	289	—

Adjusted EBITDA	$3,630	$1,763	$4,705	$1,441

We have provided adjusted net income disclosures, non-GAAP measurements, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our fiscal 2010 net income under GAAP to the adjusted net income disclosures.

	Three Months Ended	Six Months Ended
	December 31, 2009	December 31, 2009
Net income (loss)	$6,809	$7,912
Net operating loss carrybacks	(4,439)	(4,439)
Property sale gain	(339)	(339)
Acquisition bargain purchase gain	—	(1,379)
Acquisition transaction costs	—	289
Acquisition deferred income taxes	—	143

Adjusted net income	$2,031	$2,187

Common shares outstanding assuming dilution	7,136	7,126
Adjusted income per common share assuming dilution	$0.28	$0.31